Exhibit to Accompany
Item 77J
Form N-SAR
Wasatch Funds, Inc.
(the "Funds")



In accordance to the provisions of Statement of Position 93 - 2 (SOP 93 - 2) "Determination,
Disclosure and Financial Statement Presentation of
Income, Capital Gain and Return of Capital
Distributions by Investment Companies," the
Funds are required to report the accumulated net investment income (loss) and accumulated net capital gain (loss) accounts to approximate amounts available for future distributions on a tax basis (or to offset future realized capital gains). Accordingly, reclassifications were recorded to increase
(decrease) paid-in-capital in excess of par by $3,903,151, $(494,566), $549,887, $(1,347,648), $(26,237),
$5,158,119, $862,239, $20,689,289, $9,941,713, $3,585,151
and $0, increase (decrease) undistributed net investment income by $(1,735,444), $1,070,027, $(60,399), $1,251,421,
$(284,193), $8,707,499, $1,229,869, $7,643,305, $(824,912),
$4,872,250 and $0 and increase (decrease) undistributed net realized gain (loss) by $(2,167,707), $(575,461), $(489,488),
$96,227, $310,430, $(13,865,618), $(2,092,108), $(28,332,594),
$(9,116,801), $(8,457,401) and $0 for the Core Growth, Global
Science & Technology, Heritage Growth, International Growth, International Opportunities, Micro Cap, Micro Cap Value, Small
Cap Growth, Small Cap Value, Ultra Growth and U.S. Treasury
Funds, respectively, for the fiscal year ended September 30, 2005.

The reclassification has no impact on the net asset value of the Fund and is designed to present the Funds' capital accounts on a tax basis.